[GRAND VALLEY LOGO APPEARS HERE]

GRAND VALLEY GAS COMPANY

50 West Broadway, Tenth Floor
Salt Lake City, Utah 84101
(801) 531-4400; FAX (801) 364-7340


                                                 NEWS AND THIRD QUARTER REPORT
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                                        for the period ended February 28, 1994

NASDAQ: GVGC
GVGC AND NGA MERGER UPDATE

On February 21, 1994, Grand Valley Gas Company and Associated Natural Gas (NYSE: NGA) signed a definitive merger agreement with an anticipated closing on or about July 1,1994. Terms call for an exchange of 0.25 shares of Associated common stock for each share of GVGC, increasing Associated's outstanding shares to approximately 14.9 million from 13.3 million currently, and Associated's assumption of $10 million of Grand Valley long-term debt.

     The combined company will market approximately 2.3 billion cubic feet (Bcf) of natural gas daily, or approximately five percent of all domestic production. Post-merger, the company will qualify as one of the largest gas marketers in North America and will have gathering and processing assets approaching $800 million and controlled gas supply of approximately 800 million cubic feet (Mcf) per day.

     Grand Valley focuses its marketing efforts west of the Rocky Mountains and in Canada. Associated's stronghold is east of the Rockies. The combined strengths of Grand Valley and Associated expands the company's reach from regional to North American in scope, giving it the ability and the market presence to serve the needs of customers across the continent.

GVGC BOARD CONSIDERED MANY FACTORS

The terms of the merger agreement were the result of lengthy negotiations between Grand Valley and Associated. During the deliberations preceding its decision to approve and adopt the merger agreement, Grand Valley's Board of Directors also consulted extensively with its management and its legal and financial advisors.

     Numerous factors were considered, including: the current economic and competitive environment in the natural gas marketing industry; the growth prospects of Grand Valley (including expected results of operations and acquisitions and related financing opportunities); existing financial resources and the growth prospects resulting from the merger (including operating efficiencies, marketing and asset synergies); Associated's significant system supply of natural gas, asset base and experience in natural gas gathering/processing/transmission/marketing; the tax-free nature of the transaction to Grand Valley shareholders; an opinion from Rauscher Pierce Refsnes, Inc., Grand Valley's financial advisor, that the merger is fair to Grand Valley shareholders from a financial point of view; the increased market
                            (continued next page)

GVGC DAY TRADING OPERATIONS ADD NEW DIMENSION TO CUSTOMER SERVICE

To capture additional market opportunities under FERC Order No. 636, Grand Valley Gas Company recently added day trading to its array of services. Steven
D. Bench, executive vice president, emphasizes that Grand Valley engages in day trading, not from a speculative standpoint on its own account, but as a risk management and optimization technique for its customers.

     Grand Valley uses day trading--on behalf of the local distribution companies, end users, and producers that comprise its customer base--to balance differences among market, transporter, and supplier needs on a daily basis.

     "While day trading has helped Grand Valley customers remain more dependable and competitive in their respective markets, it has also made Grand Valley more competitive as a one-stop resource," says Bench. Grand Valley's day trading is, by all accounts, a notable success.

SALES AND VOLUMES UP, GRAND VALLEY LOOKS FORWARD TO "NEW AND IMPROVED"

For Grand Valley's 1994 third quarter, revenues, profits and gas volumes were all up compared to the third quarter of fiscal 1993. "We are encouraged by the trends in both sales and earnings," said Jeff Fishman, president. "We look forward to an exciting and challenging future," he added.

     According to Fishman, one of the more exciting aspects will be the incorporation of Grand Valley's philosophies and strengths into the "new and improved" Associated Natural Gas. He noted that both companies have strong identities, but also that they share many similarities. "We were surprised, when we got to the negotiating table, how much we think and act alike in the marketplace," said Fishman.

     While Associated and Grand Valley await the shareholder vote, transition teams are in place at each of the companies. Bench agrees with Fishman. "In many ways, it will be business as usual, only larger and more efficient," says Bench. He indicates that the company will maintain a Salt Lake City presence following the merger, and that many personnel functions will remain the same. "If we have done our homework--and we think we have--except for a name change, the merger should be almost invisible to Grand Valley customers," Bench says.

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     For further information, contact Michael D. Fowler, vice president/
treasurer at (801) 531-4400, or Jordan Richard Assoc., (801) 595-8611.

Dear Shareholder,

Net income for the third quarter was $1.3 million or $0.21 per share ($0.20 fully diluted) on revenues of $109.8 million versus net income of $1.1 million or $0.18 per share on revenues of $83.9 million for the third quarter of 1993.

     Revenues, profits and gas volumes were all up compared to the third quarter of fiscal year 1993. We are pleased with the trend.

     We recognize the importance of keeping you up to date and we think it appropriate to share with you the significant effects of Grand Valley's merger with Associated Natural Gas. We want to assure you that we have looked long and hard at the merger from the stand-point of shareholders, employees, and customers. We see the merger of Grand Valley and Associated Natural Gas as an opportunity, a melding of talents, to create an even more powerful market force.

For shareholders, the merger provides a continuing equity interest in a company that is even better positioned to capture market share, accumulate assets, and produce profits. We expect the merger to be a tax-free reorganization; therefore, we anticipate no detrimental tax consequences for shareholders.

     As we all prepare for an exciting metamorphosis -- one that we are confident will be mutually beneficial -- we pledge our best efforts to maintain your trust and support.

Sincerely,

/s/ Jeff J. Fishman                    /s/ Steven D. Bench

Jeff J. Fishman                        Steven D. Bench
President                              Executive Vice President

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        GRAND VALLEY GAS COMPANY SELECTED CONSOLIDATED FINANCIAL DATA
        FOR THE PERIODS ENDED FEBRUARY 28, 1994 AND 1993 (UNAUDITED)
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
                                                     Third Quarter Ended             Nine Months Ended
                                                    2/28/94        2/28/93         2/28/94        2/28/93
Avg. daily volume (MMcfd*)                              627            540             555            571
Revenues                                       $109,764,344    $83,893,883    $270,912,526   $245,663,174
Net income                                        1,326,379      1,109,226       2,501,686      3,005,932
Net income per share (primary)                        $0.21          $0.18           $0.39          $0.47
Weighted average shares outstanding               6,401,319      6,311,908       6,348,563      6,421,291
*million cubic feet per day
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
CONSOLIDATED BALANCE SHEETS                                      2/28/94                        5/31/93
Total current assets                                           $66,141,936                    $58,729,082
Property and equipment, net                                     23,473,137                      9,793,262
Total other assets                                               9,206,225                      9,295,745
Total assets                                                   $98,821,298                    $77,818,089
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Total current liabilities                                      $59,967,092                    $50,816,657
Convertible senior subordinated notes payable                   10,000,000                     10,000,000
Deferred income taxes payable                                      711,974                        551,486
Minority interest                                                7,573,377                          --
Unearned revenue, net of current portion                         1,109,472                          --
Total stockholders' equity                                      19,459,383                     16,449,946
Total liabilities and stockholders' equity                     $98,821,298                    $77,818,089
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

GVGC BOARD CONSIDERED (cont'd from first page)

capitalization and liquidity of the combined entity; and the ability of Grand Valley shareholders to maintain an equity interest in the combined Associated/Grand Valley organization. Grand Valley's Board of Directors reviewed these and other considerations before making its determination to approve the merger agreement.

In summary, Grand Valley believes a merger with Associated with its substantial asset base of gathering, processing and fractionation facilities; its strong financial resources and access to capital markets; and its significant supply of on-system natural gas is in the best interests of Grand Valley's shareholders, customers and employees.

[GRAND     GRAND VALLEY GAS COMPANY                       -----------------
 VALLEY    50 West Broadway, Tenth Floor                     BULK RATE
 LOGO      Salt Lake City, Utah 84101                       POSTAGE PAID
 APPEARS                                                  SALT LAKE CITY UT
 HERE]                                                     PERMIT NO. 5079
                                                          -----------------
           NASDAQ: GVGC